Exhibit (a)(5)(iv)

On May 19, 2020, Dycom Industries, Inc. (the “Company”) held an earnings conference call to discuss its financial results for the quarter ended April 25, 2020. Portions of the transcript (excerpted below) relate to the Company’s offer to purchase any and all of its outstanding 0.75% Convertible Senior Notes due 2021.

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H. Andrew DeFerrari, Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

In May 2020, we announced a tender offer to purchase any and all of the 293 million of convertible senior notes outstanding. We expect to use cash on hand to fund the purchases.

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Questions and Answers

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Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

Okay. Can you talk about the decision to pull in the converts now and then how that impacts quarterly D&A and interest expense going forward?

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

All right. Drew, why don’t you take the D&A and interest expense?

H. Andrew DeFerrari, Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Yeah. So just on the interest side of it, Adam, the converts, there’s two elements to it. One of those we add back, which is a non-cash amortization and then there’s the coupon, which is at 0.75% and where the senior credit facility is now and where LIBOR is at a low rate, it’s certainly attractive debt currently, and there’s capacity within the facility to repurchase those notes. And so we anticipate using cash on hand to do that.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Yeah. I think in terms of – I mean, the way we think about the repurchase at the tender offer is that investors have other opportunities in the marketplace to invest capital that may be more attractive than holding this convert to maturity and to the extent that we could provide liquidity for them at the right return for us. It just was a proactive way to manage the capital structure.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

Okay. I guess I was hoping Drew would make it easy for us and give us some targets for Q2 on D&A and interest expense.

Steven E. Nielsen, Chairman, President & Chief Executive Officer, Dycom Industries, Inc.

Well, we’ll see how many of the notes come in, and then we’ll consider helping folks out when that’s done.

Adam Robert Thalhimer, Analyst, Thompson Davis & Co., Inc.

Understood. Thank you.

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